EXPLORATION PROPOSAL

VICTORY ET AL. MINERAL CLAIMS

SHEEP CREEK AREA

NELSON MINING DIVISION

SALMO, B.C.

NTS 82 F/3 E

LATITUDE 49°08' NORTH, LONGITUDE 1 1.7°11' WEST

PAUL KALLOCK

CONSULTING GEOLOGIST

FEBRUARY 7, 2001

TABLE OF CONTENTS

SUMMARY 1

PROPERTY, LOCATION, ACCESS 2

CLAIM STATISTICS 2

LOCATION MAP, Figure 1 3

CLAIM MAP, Figure 2 4

GEOLOGY, MINERAL OCCURRENCES,
AND MAGNETIC ANOMALY, Figure 3 5

HISTORY 6

REGIONAL GEOLOGY 6

TABLE 1 - TERMINOLOGY AND AGE OF PALEOZOIC
FORMATIONS IN THE KOOTENAY ARC 7

REGIONAL MINERALIZATION AND ORE DEPOSITS 8

PROPERTY GEOLOGY 9

PROPERTY MINERALIZATION 10

PREVIOUS SOIL GEOCHEMICAL AND
GEOPHYSICAL SURVEYS 11

CONCLUSIONS 12

RECOMMENDATIONS 13

COST ESTIMATE 14

GEOLOGIST'S CERTIFICATE 15

REFERENCES 16

EXPLORATION PROPOSAL
VICTORY ET AL. MINERAL CLAIMS
SHEEP CREEK AREA
NELSON MINING DIVISION
SALMO, B.C.
NTS 82 F/3 E
LATITUDE 49°08' NORTH, LONGITUDE 1 1.7°11' WEST

SUMMARY
    Three type of mineralization are present at the Victory claim group southeast of Salmo, B.C. Scheelite-bearing epidote-garnet skarn deposits occur where limestone horizons of the Ordovician Active Formation and the Cambrian Reeves Member of the Laib Formation are in contact with younger Nelson granite. An estimated 90,000 ton resource of material carrying approximately 0.5% WO; has been outlined by past exploration.
Just north of the main tungsten deposit, molybdenite occurs in skarn and irregularly in granite.
In the east part of the property lead and zinc mineralization which occurs in dolomitized zones in limestone has been explored by pits, trenches, an adit and two diamond drill holes. Potential for additional mineralization of this type is high because extensions of similar geology are coincident with lead and zinc soil anomalies and magnetic-high geophysical anomalies which continue toward the north.
A diversified exploration programme including geological mapping, soil and rock geochemical and geophysical surveys plus diamond drilling of previous soil and magnetic anomalies is recommended in Phase 1 at a cost of $100,000.
Subsequent exploration by diamond drilling would continue to test anomalies generated in Phase I. The Phase 2 drilling would require $200,000. A total of $300,000 would be required for Phases 1 and 2.

PROPERTY, LOCATION, ACCESS

    The eight mineral claims and fractions which comprise the Victory property are located in southeastern British Columbia about 8 km southeast of Sahno on the south side of Sheep Creek near the confluence of Bennett Creek, Nelson Mining Division, NTS Map Sheet 82 F/3 F. Elevation of the property ranges from 844 metres (2700 ft) where Sheep Creek crosses the northwest corner of the Victory claim to 1463 metres (48010 ft) along the ridge in the southwest corner of the Lucky Jim claim. Coordinates which cross the property include latitude 49°8'30" N, longitude 117'10'30" W.
Access to the property is by Highway No. 6, seven km south of Salmo, E.C., then 6 km east, up Sheep Creek Valley by good gravel road to the northwest corner of the property. In the late 1970s when much of the soil geochemical surveys were completed, a bridge across Sheep Creek to the extensive drill site roads, which were constructed in the 1950s, was already washed out. Maps indicate that roads reached as far south as 1.220 m (4000 ft) elevation on the Lucky Jim claim.

CLAIM STATISTICS

The total area comprised by the claims is approximately 101.3 hectares (250 acres). Statistics of the claims are as follows:

Claim	Lot	Tenure	Number	Work
Name	Number	Number	of Units	Recorded To
Victory	15842	233693	1	20081123
Victory Fr	15843	233694	1	20081123
Udiville No. 1	15853
Last Chance	15844	233695	1	20081123
Udiville No. 2	15852
Lucky Jim Fr	15845	233696	1	20081123
Lucky Jim	15846	233697	1	20081123
Udiville	15851	233677	1	20081123

VICTORY GROUP
N
SCALE 1 : 2 500 000
kilometres
1 CENTIMETRE EQUALS 25 KILOMETRES
1 INCH EQUALS APPROXIMATELY 40 MILES

LOCATION MAP

Victory Group

Sheep Creek Area, Salmo, B.C.

Nelson Mining Division

To accompany report by

Paul Kallock, Consulting Geologist

February 2001

FIGURE 1

3

JERSEY 10
JERSEY 9
233694
348180
RAWHIDE
JERSEY #7
JERSEY 3
N
SCALE 1:31,680
0
1
2
3
4
KILOMETRES

CLAIM MAP

Victory Group
Sheep Creek Area, Salmo, B.C.
Nelson Mining Division

To accompany report by

Paul Kallock, Consulting Geologist

February 2001

FIGURE 2

4

HISTORY

    The earliest recorded reference to the present Victory property is in the 1928 Minister of Mines Report where the lead-zinc prospect on the Udiville claim is described. The crown grants covering the lead-zinc (Udiville claim), Sapples molybdenite (on the Victory claim), and the tungsten showing (on the Last Chance claim) were staked in 1946 and were under option to Canex Placer Ltd, in 1947. Placer drilled 5 holes on the molybdenite showing at this time.
Victory Tungsten Mines Ltd. acquired the ground and in 1952-53 drilled 73 holes totalling about 17,000 feet. This work outlined about 90,000 tons of 0.5% W03 (MacLeod, 1977). Subsequently, Mentor Exploration and Development Co. Ltd. acquired the property and in 1977 conducted soil geochemical surveys and a magnetometer geophysical survey over part of the claim group (MacLeod, 1977; Fox, 1977). As shown on the Fox (1977) and MacLeod (1977) maps, more extensive roads were constructed prior to 1977 and diamond drilling was carried out at the lead-zinc showing and at skarn mineralization on the Lucky Jim claim. An alit is also depicted on the Udiville claim.
The present report is a summary of data obtained by the author, An on-site examination of the claims has not been made. No records of mineral production have been found by the author.

REGIONAL GEOLOGY

Salmo-type lead-zinc deposits are hosted in Cambrian sedimentary rocks in southeastern B.C. which lie within a curving belt of complexly deformed rocks called the Kootenay Are. This northeast trending belt of rocks extends for 100 miles across northeast Washington and then another 250 miles toward the northwest to near Revelstoke, B.C. In B.C. the Kootenay Arc lies between the Purcell anticlinorium on the east and the Shuswap Metamorphic Complex on the west, and contains a thick succession

TABLE IV-1. — Terminology and age of Paleozoic formations in the Kootenay Arc.

AGE	NORTHERN WASHINGTON	FOSSILS	SALMO DISTRICT	FOSSILS	KOOTENAY LAKE-LARDEAU	FOSSILS
Mississippian –Permian			Unnamed formations		Milford Group (Mississippian)	Corals Crinoids
					~Unconformity~	
Silurian and Devonian	Limestone and argillite	Reefs Conodonts				
Ordovician	Ledbetter Slate	Graptolites	Active Formation	Graptolites	Lardeau Group: Undivided formations	
Cambrian: Middle	Metaline Formation	Trilobites	Nelway Formation			
Cambrian: —?—	Maitlen Phyllite		Laib Formation: Upper Laib			
			Laib Formation: Emerald Member			
	Reeves Member	Archaeocyathids	Laib Formation: Reeves Member	Archaeocyathids	Badshot Formation	Archaeocyathids
	Gypsy Quartzite		Laib Formation: Truman Member		Mohican Formation	
			Reno Formation		Hamill Group	
			Quartzite Range Formation			

Table 1, after Fyles (1970)

7

of sedimentary and volcanic rock that ranges in age from earliest Cambrian to late Mesozoic.
The terminology used in describing the Paleozoic Formations of the Kootenay Arc in the Salmo area are listed above (Pyles, 1970, Table, p. 46).

REGIONAL MINERALIZATION AND ORE DEPOSITS

The origin of the Kootenay Arc lead-zinc deposits is enigmatic. Pyles and Hewlett (1959) described them as replacement deposits controlled by folds and faults. Sangster and Addie (1970, in Joseph,1989) both concluded that the deposits accumulated in small basins on a carbonate platform and were thus syngenetic. Hoy (1982, in Joseph, 1989) suggests the deposits were early, spanning the synl enetic-diagenetic interval, accommodating features cited as evidence for both syngenetic and Mississippi-type epigenetic origin (Joseph, 1989).
Exploration and production of lead and zinc had taken place early in the 1900s, There are at least 12 lead-zinc deposits in the Reeves Member of the l.,iab Formation (Mine Belt of Fyles and Hewlett, 1959) in the Sahno area. Generalizations regarding the lead-zinc deposits are based mainly on the Reeves MacDonald, Jersey, and LIB mines. Pyles (1970) describes the ore bodies as replacements of limestone by sphalerite, galena, pyrite and pyrrhotite in elongate and irregular bodies up to several thousand feet long. The deposits may be localized on limbs of folds, troughs, as tabular bodies, cross-zones, as skarn "rolls", in plunging synclines or anticlines. Sulphides are invariably associated with dolomite, which may be variably textured by crackling, banding, or brecciation (Pyles and Hewlett, 1959).
Five kilometres southwest of the Victory claims, near the Emerald Mine, molybdenite and scheelite (tungsten) were fond in skim beds in 1941. .During World War II, production of tungsten began. Ore was also found on the nearby Jersey claim, at the Invincible, and also the East Dodger areas. The last production was in 1973 when Falling tungsten prices forced closure.

    Tungsten was found to occur in two different geological settings, one being in diopside-grossularitc skarn bands not directly associated with granite, and the other along the granite contact with the Reeves limestone, most often in "troughs" in the granite where the attitudes of limestone beds are nearly perpendicular (Lawrence, 1974).
    Six kilometres south of the Victory claims, within similar rocks referred to as the Active Formation or Black Argillite Belt (Fyles and Hewlett, 1959), is the Molly claim group. Molybdenite was produced here during World War I and scheelitc (tungsten) was discovered in 1941, .Molybdenite occurs mainly in granitic rocks of the Lost Creek stock. This intrusive also outcrops at the Victory claims. Scheelite is found in black argillite sand limy argillites of the Active Formation that have been altered to skarn (Fyles and Hewlett, 1959).
With the recent discovery of large gold reserves at the Pogo and Fort Knox deposits in Alaska, the intrusive relate(' gold-tungsten-bismuth quartz vein type of mineralization is being sought elsewhere, A recent publication by Lefebure et al. (1999) targets the Salmo area as a potential for similar mineralization. At the 4200 adit of the Dodger Mine (5 km southwest of Victory claims) gold and bismuth are present with arsenopyrite in quartz gangue, Near the Jersey open pit laminated quartz veins with greisen (intensely seiicitized) alteration is present in the medium-grained intrusive host.

PROPERTY GEOLOGY

Figure 3 shows the main lithological units at the Victory claim group, as summarized from geology maps of Lawrence (1974), Fox (1977) and MacLeod (1977).
On the Udiville claim (Lot 15851) argillite and limestone form northerly trending bands which dip moderately to steeply east and west. There is some uncertainty as to the age of these units. Fyles and Hewlett (1959) conclude that these are part of the Active Formation of Ordovician age, while MacLeod (1977) and the 1970 B.C. Dept, of Mines report assign the limestone units to the Reeves limestone member of the Laib Formation.
The Lost Creek stock (Nelson Granite) of Cretaceous age intrudes argillite along the eastern half of the Lucky Jim, Lucky Jim Fraction and Last Chance claims. Calcareous units within the argillite are altered to garnet-epidote skarns where they contact the intrusive.
Unconsolidated gravel and alluvium blanket the Sheep Creek valley in the north half of the Victory claim. Similar deposits extend up Bennett Creek through the southern claims.

PROPERTY MINERALIZATION

On the Udiville claim, sphalerite, galena and pyrite are enclosed in dolomite which has replaced limestone and appears to be localized within areas of tight folding accompanied by fracturing. Directly above these showings a band contains scheelite in a garnetized skarn (Crowe, 1947), On maps by Fox (1977) an alit and two diamond drill holes are shown on the Udiville claim.
In the south part of the Victory claim mineralization consists of molybdenite occurring irregularly in the metamorphosed impure limestone or skarn close to and in some cases penetrating the granite. This showing has been tested by 10 diamond drill holes (Geology, Exploration and Mining, 1970).
Approximately 200 m (600 ft) south of the molybdenite showing is the Victory tungsten deposit which has been outlined by 58 diamond drill holes, with an estimated 90,000 tons of material carrying approximately 0.5% W03 (MacLeod, 1977). It appears that the impure metamorphosed limestone which is present at the molybdenite showing is the same that hosts the scheelite bearing skarn. It is at least 500 ft long and up to 50 ft wide, Crowe (1947) suggests that the skarn (limestone) at the Victory tungsten deposit is the same unit as the limestone on the east side of Bennett Creek at the lead-zinc showing and that a syncline occupied the area eroded away by Bennett Creek.
Approximately 700 m south of the Victory tungsten deposit is another similar skarn occurrence on the Lucky Jim claim. It occupies the sediment-granite contact and has been partially tested at three locations by 1 l diamond drill holes (Fox, 1977). Results of this drilling are not available.

PREVIOUS SOIL GEOCHEMICAL AND GEOPHYSICAL SURVEYS

A soil geochemical survey conducted by Fox (1977) and extended by MacLeod (1977) covers parts of the Victory claim group. Approximately 491 sample sites lie within the present claim block. Samples were analysed for lead, zinc, tungsten, molybdenum and copper. No statistical treatment of the data appears to have been carried out.
The following observation can be made:

•	tungsten values in soils were uniformly low except in areas of known mineralization where values up to 150 ppm WO3 were encountered.

•
lead values are generally uniform between 20-30 ppm except at the Udiville showing where values up to 900 ppm were found. A significant untested anomaly is present north of the Udiville claim in the wedge shaped Udiville 1 claim where values up to 187 ppm lead are present.

•	copper values did not show a relation to known mineralization and were not considered significant

•	molybdenum was surprisingly low considering that visible molybdenite was present at the showing and in the tungsten skarn. A high of 21 ppm Mo was detected.

•
zinc was high (500-800 ppm) over the argil.lite which may mask values over the limestone. The Udiville showing stood out with 8,50() ppm Zn. Tungsten skarn typically displayed >1000 ppm rims in overlying soils.

Significant, untested anomalies occur:

•	in the southwest corner of the Udiville claim west of Bennett Creek; up to 1330 ppm Zn.

•	at several areas in the Lucky Jim and Lucky Jim Fraction, possibly near the granite-limestone contact area; values >2000 ppm Zn are present, and several have not been drill tested.

•
in the northeast part of the claim group near lead soil anomalies in the Udiville 1 wedge-shaped claim; values up to 1520 ppm zinc are present. The area is also distinguished by an anomalously high magnetic signature.

It should be noted that large areas on the Victory property including parts of the projected sedimentary rock-granite contact have not been covered by any previous soil survey.
A scintil.lorneter and magnetometer survey were conducted over the soil survey grid by Fox (1977) and MacLeod (1977), The scintillometer survey found little variation over rock type. Where molybdenite is present there appears to be an associated radioactive high.
The magnetometer survey encountered "one interesting anomalous zone" according to MacLeod (1977). It lies in the northwest corner of the Udiville claim and in the adjoining Udiville 1 claim. The magnetic highs are associated with limestone bands and have coincident high lead and zinc soil values,

CONCLUSIONS

A sub-economic tungsten resource of 90,000 tons containing approximately 0.5% WO has been drill indicated at the Victory claim group. Scheelite is located in skarn mineralization in what is believed to be the Reeves limestone member of the Laib Formation of Cambrian age. North of the tungsten deposit, molybdenite is present within skarn and in an adjacent granitic intrusive.
In the eastern part of the claim block, dolomitized limestone hosts lead and zinc mineralization. This mineralization appears similar to other deposits in the Salnao region and is the most significant type of exploration target for future work at this time. Several soil geochernical anomalies and a magnetic anomaly are noted in previous exploration.
The Cretaceous granitic intrusive which underlies much of the claim block is also a favourable target for gold-tungsten-bismuth mineralization in sheeted quartz veins similar to the Pogo-Fort Knox deposits in Alaska.

Future exploration should consider the multi-element possibilities. The Victory claim group is situated in a well mineralized area. Large parts of the claim block appear to be unexplored by geochemical or geophysical methods. No soil or rock analyses have been made for gold or its pathfinder elements such as arsenic.

RECOMMENDATIONS

A diversified exploration programme for base and precious metals should be undertaken at the Victory claim group. Access to the upper workings should be re-established by clearing the existing roads. The old alit on the Udiville claim should be rehabilitated; mapped and sampled. Likewise all old exploration pits and trenches should be examined.
Drill holes from the 1950s and 1970s should be located. If core is still present on the property it should be logged and stored.
A soil geochemical survey should be extended to cover the entire Victory claim block. Analyses should include Au plus 32 element ICP. A magnetometer and a VLF-electromagnetic survey should be conducted on the property using the geochemical survey grid,
A geology map of the claim group should be constructed. Detailed geology maps and cross sections should be drawn in anticipation of diamond drilling of the coincident so.i.l and magnetic anomalies in the northwest comer of the Udiville and the Udiville I claims,
Drill site preparation and diamond drilling should also be undertaken at favourable areas delineated by the geological, geochemical and geophysical survey. Part of this drilling would be budgeted under Phase 2 exploration expenses.

COST ESTIMATE

Phase 1

Road preparation, trenching, drill site preparation	10,000	
Geochemical and geophysical surveys	15,000	
Geochemical analyses	10,000	
Geological mapping, core logging	10,000	
Diamond drilling, 150 m @ $120/m	18,000	
Food and lodging	3,000	
Transportation	2,500	
Engineering and supervision	10,000	
Reporting, computer adaptation	5,000	
	83,500	
Contingencies @ 20%	16,700	
Total, Phase 1	$100,200	
Approximately		$100,000

Phase 2

Diamond drilling continued, allow 1600 m plus support services	$200,000	200,000
Total, Phases 1 and 2		$300,000

Results of each Phase should be compiled into an engineering report. Continuance to each subsequent Phase should be contingent upon favourable conclusions and recommendations from a qualified geoscientist or engineer.

Respectfully submitted,

Paul Kallock

Consulting Geologist

January 5, 2005

PROFESSIONAL PROVINCE OF P.A. KALLOCK #132894 BRITISH COLUMBIA GEOSCIENTIST

Vancouver, B.C.
February 7, 2001

14

GEOLOGIST'S CERTIFICATE

I, Paul Kallock, do state: that I am a geologist with offices at 304-595 Howe Street, Vancouver, B.C. V6C 2T5

I Further State That:

1. I have a B.Sc. degree in Geology from Washington State University, 1970. I am a Fellow of the Geological Association of Canada.

2. I have engaged in mineral exploration since 1970, both for major mining and exploration companies and as an independent geologist.

3. I have authored the report entitled, "Exploration Proposal, Victory et al. Mineral Claims, Sheep Creek Area, Nelson Mining Division, Salmo, B.C." The report is based on my review of previously accumulated geologic data.

4. I have no direct or indirect interest in any manner in the property, nor do I anticipate receiving any such interest.

5. I consent to the use of this report in a prospectus or in a statement of material facts related to the raising of funds.

PROFESSIONAL
PROVINCE OF
P.A. KALLOCK
132804
BRITISH COLUMBIA
GEOSCIENTIST

Paul Kallock
Consulting Geologist
January 5, 2005

Vancouver, B.C.
February 7, 2001

15

REFERENCES

Crowe, James, 1947. Geological Report Victory Group, Canadian Exploration Limited. Assessment File #14.

Fox, Campbell. 1977. Geochemical Results and Magnetometer Results, Victory Group, Salmo Area, B.C. Mentor Exploration and Development Co. Ltd.

Fyles, J.T. and Hewlett, G.G. 1959. Stratigraphy and Structure of the Salmo Lead Zinc Area, Bulletin 4.1. B.C. Dept. of Mines.

Fyles, J.T. 1970. Geological Setting of the Lead-Zinc Deposits in the Kootenay Lake and Salmo Areas of B.C. In Lead-Zinc Deposits of the Kootenay Arc, NE Washington and Adjacent B.C. Dept. of Natural Resources, State of Washington Bulletin No. 61, pp. 45-53.

Geology, Exploration and Mining in B.C. 1970. B.C. Dept. of Mines and Petroleum Resources, p. E-41.

Joseph, N.L. 1989. Geologic Guidebook for Washington and Adjacent Areas,

Washington Dept. of Natural Resources Information Circular 86, pp. 81-83.

Lawrence, E.A. 1974. Stunmary Report of the Production History and Geology, Salmo Division Canex Placer Ltd., Canex Placer Ltd.

MacLeod, J.W. 1977. Geochemical and Geophysical Report on Victory Tungsten Property, Salmo Area, B.C.Assessment Report #6421.